Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Connect Biopharm LLC (the “Company”) and its affiliates (the “Company Group”), and Dr. Zheng Wei (“Executive”), and shall be effective as of January 1, 2021 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive, and Executive desires to commence employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means any of the following:

(i) Executive’s unauthorized use or disclosure of “Proprietary Information,” as defined in the Proprietary Information and Inventions Agreement (as defined below) of the Company Group or its affiliates or any material breach of a written agreement between Executive and any member of the Company Group or any affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement executed by Executive;

(ii) Executive’s conviction by a court of competent jurisdiction of, or Executive pleading “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

(iii) Executive’s gross negligence or willful misconduct or Executive’s willful or repeated failure or refusal to substantially perform assigned duties;

(iv) the commission of an act of fraud, embezzlement or dishonesty by Executive, or the commission of some other illegal act by Executive, that causes material harm to the Company Group or any successor or affiliate thereof; or

(v) Executive’s ongoing and repeated failure or refusal to perform or neglect of Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for thirty (30) days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect;

provided, however, that prior to the determination that “Cause” under clauses (i), (iii), or (v) of this Section 1(b) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) afford Executive a reasonable opportunity to remedy any such breach (if it is capable of being cured), and (C) provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause”.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c) “Change in Control” means:

(i) prior to the consummation of the initial public offering of the ordinary shares of Parent (“Parent IPO”), a “Change in Control” or a “Corporate Transaction” (each as defined in Parent’s 2019 Stock Incentive Plan); or

(ii) following the Parent IPO, a “Change in Control” as defined in Parent’s 2021 Stock Incentive Plan adopted in connection with the Parent IPO.

Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(e) “Good Reason” means the occurrence of any of the following events or conditions without Executive’s prior written consent:

(i) a material diminution in Executive’s title, authority, duties, or responsibilities, or a requirement that Executive report to a corporate officer instead of reporting to the Board;

(ii) a material diminution in Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company;

(iii) a material change in the geographic location at which Executive must perform his duties that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30) day cure period.

(f) “Involuntary Termination” means (i) Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s Separation from Service by reason of Executive’s resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death, or discharge by the Company following Executive’s Permanent Disability, or as a result of the winding up or bankruptcy of the Company, shall not constitute an Involuntary Termination.

(g) “Parent” means Connect Biopharma Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

(h) Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Executive examined by a physician chosen by the Company at the Company’s expense.

(i) “Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(j) “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to Parent’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall serve as Chief Executive Officer (“CEO”) of the Company and Parent. Executive shall be responsible for the supervision and control of all of the day-to-day business and affairs of the Company and the Company Group and shall perform such duties as are customarily associated with the position of CEO and such other duties as are assigned to Executive by the Board. Executive will perform the work assigned to him faithfully, diligently, and to the best of his ability. In the performance of the CEO duties, Executive shall report directly to, and shall be subject to the direction of, the Board of the Company and to such limits upon Executive’s authority as the Board may from time to time impose. Executive shall serve as an officer and director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be in San Diego, California. Executive will also be expected to travel to the Company’s locations as needed in connection with his duties. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from (i) serving on industry, trade, civic, or charitable boards or committees; or (ii) managing personal, family and other investments; provided that such activities do not interfere with his duties to the Company, as determined in good faith by the Board.

3. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a) Base Salary. The Company shall pay to Executive an initial base salary of US$495,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall not be decreased, and shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b) Annual Bonus. In addition to Executive’s base salary, Executive will be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the Board. Executive’s target bonus under any such annual bonus plan shall be fifty percent (50%) of Executive’s base salary actually paid for the year to which such annual bonus relates (the “Target Bonus”). Executive’s actual annual bonus will be determined on the basis of Executive’s and/or the Company’s or its affiliates’ attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. Except as otherwise provided in this Agreement, Executive must be employed by the Company on the last day of the fiscal year to which the bonus relates in order to be eligible to receive such annual bonus. Any annual bonus shall be paid to Executive between January 1 and March 15 of the calendar year following the calendar year to which it relates. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an annual bonus in any year, and that whether the Company pays Executive an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

(c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, group health and other benefit plans, including, without limitation any retirement plan such as any 401(k) plan made available now or in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

(d) Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such applicable law and policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e) Paid Time Off. Executive shall be entitled to paid time off (“PTO”) and holidays in accordance with the Company’s PTO policy and as otherwise provided for senior executive officers; provided, however, that in no event shall Executive be entitled to less than twenty-one (21) days of PTO each year, increased by one (1) day for each year of service with the Company (up to a maximum of twenty-eight (28) days). Executive shall take such PTO after consultation with the Board at such times as are reasonable given Executive’s duties and responsibilities at the time. PTO will never be forfeited and will be cashed out on separation of employment.

4. Severance. Executive shall be entitled to receive benefits upon a Separation from Service only as set forth in this Section 4:

(a) At-Will Employment; Termination. Subject to this Section 4, the Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. In the event of Executive’s termination of employment, Executive shall be entitled to the payments, benefits, damages, awards or compensation provided in this Agreement or required by applicable law. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b) Severance Upon Involuntary Termination. Subject to Sections 4(d) and 9(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect, accrued and unused PTO, any annual bonus payable to Executive pursuant to Section 3(b) for any calendar year that has ended prior to the date of termination, to the extent not previously paid, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Involuntary Termination (the “Accrued Obligations”);

(ii) Executive shall be entitled to receive severance pay in an amount equal to (A) Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, multiplied by (B) twelve (12), which amount shall be payable in a lump sum sixty (60) days following Executive’s Involuntary Termination;

(iii) Executive shall be entitled to receive additional severance pay in an amount equal to Executive’s Target Bonus for the calendar year in which such termination occurs, prorated for the portion of such calendar year that has elapsed prior to the date of such termination, which amount shall be payable in a lump sum sixty (60) days following Executive’s Involuntary Termination;

(iv) for the period beginning on the date of Executive’s Involuntary Termination and ending on the date which is eighteen (18) full months following the date of Executive’s Involuntary Termination (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if Executive and/or his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination elect COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to (1) the monthly premium Executive and/or his covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or his eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Executive’s Involuntary Termination) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and/or his covered dependents, as applicable, based on the cost sharing levels in effect on the date of Executive’s Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment (grossed up to account for taxes) for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(v) In the event Executive’s Involuntary Termination occurs during the period beginning two (2) months prior to the effective date of a Change in Control (or, with respect to Stock Awards granted under Parent’s 2019 Stock Incentive Plan, a Corporate Transaction (as defined therein)) and ending twelve (12) months after such effective date, all of Executive’s Stock Awards will vest on an accelerated basis effective as of the later of (A) the date of termination or (B) the date of such Change in Control (or, with respect to Stock Awards granted under the Parent’s 2019 Stock Incentive Plan, a Corporate Transaction (as defined therein)). The foregoing provisions are hereby deemed to be a part of each Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this clause (v)).

(c) Termination for Cause, Voluntary Resignation Without Good Reason, Death or Termination for Permanent Disability. In the event of Executive’s termination of employment as a result of Executive’s termination by the Company for Cause, Executive’s resignation without Good Reason, Executive’s death or Executive’s termination of employment following Executive’s Permanent Disability, the Company Group shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company Group under the circumstances, whether at law or in equity.

(d) Preconditions to Receipt of Post-Termination Benefits. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 4(b) above (other than the Accrued Obligations), Executive shall execute and not revoke a general release of all claims in favor of the Company Group and its affiliates in a form reasonably acceptable to and provided by the Company in compliance with applicable law (the “Release”). In the event the Release does not become effective within the fifty-five (55) day period following the date of Executive’s Involuntary Termination, Executive shall not be entitled to the aforesaid payments and benefits.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company Group, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f) No Mitigation. Except as otherwise provided in Section 4(b)(iv) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company Group or its affiliates may be offset by the Company Group or its affiliates against amounts payable to Executive under this Section 4.

(g) Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company Group’s behalf. Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company Group’s business, and all other property belonging to the Company Group, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company Group. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any severance benefits described in this Agreement.

5. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company Group’s business in such county, city or part thereof, so long as the Company Group, or any successor in interest of the Company Group to the business and goodwill of the Company Group, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.

(b) Confidential Information. Executive and the Company have entered into the Company’s standard proprietary information and inventions assignment agreement (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

(c) Solicitation of Employees. During the term of Executive’s employment or service and for one (1) year thereafter (the “Restricted Period”), Executive will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company Group or its affiliates to terminate his relationship with the Company Group or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company Group or its affiliates to leave the Company Group or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company Group; provided that the foregoing shall not affect any responsibility Executive may have as an employee of the Company Group with respect to the bona fide hiring and firing of Company Group personnel.

(d) Nondisparagement. Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about any member of the Company Group or their respective board members, officers, employees or businesses. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s spouse, legal or tax advisors) the terms of this Agreement.

(e) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company Group under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company Group and that money damages will not provide adequate remedy to the Company Group; and

(ii) Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company Group all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company Group against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(f) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g) Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(h) Definitions. For purposes of this Section 5, the term “Company” means not only Connect Biopharm LLC, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Connect Biopharm LLC, including all members of the Company Group.

6. Insurance; Indemnification.

(a) Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b) Indemnification. Executive will be provided with indemnification against third party lawsuits, demands or claims related to his work for the Company Group to the fullest extent permitted by applicable law and pursuant to any Company bylaws. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other executive officers.

7. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.) (or any similar statute of an applicable jurisdiction). If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. All costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (or any similar agency in any applicable jurisdiction other than California); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing and/or any similar state agency in any applicable jurisdiction. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9. Miscellaneous.

(a) Entire Agreement; Modification. This Agreement and the Proprietary Information and Inventions Agreement (and the other documents referenced therein) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter, including any offer letter or employment agreement between the Company and Executive. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7 and 9 of this Agreement shall survive Executive’s termination of employment.

(d) Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof. Any action brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A.

(i) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 4(b) shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service.

(ii)If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii) To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iv) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(v) In the event that the amounts payable under Sections 4(b)(ii) and 4(b)(iv) are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such section or (B) the first business day of the taxable year following Executive’s Separation from Service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONNECT BIOPHARM LLC

By:	/s/ Wubin Pan
Name:	Wubin Pan
Title:

EXECUTIVE

/s/ Dr. Zheng Wei
Dr. Zheng Wei

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]